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                                                                   Exhibit 10.54






                               Edison Schools Inc.
                                521 Fifth Avenue
                                  11th Floor
                               New York, NY 10175

October 25, 2002


Lowell W. Robinson
470 West End Avenue
New York, New York 10024

Dear Lowell:

            On behalf of the Board of Directors of Edison Schools Inc., we are pleased that you have agreed to be appointed to the Board and to be nominated for re-election at our next annual meeting of stockholders, currently expected to occur in December 2002. We understand that you will be joining the Board on or about November 15, 2002, and have agreed to serve on the Finance and Audit Committee and to serve as its Chairman. This letter agreement describes the compensation and certain other aspects of that position.

            The purpose of this letter is to provide you contractual assurance regarding your arrangements and to emphasize the important and independent role the Finance and Audit Committee serves at our company. The Board has agreed not to decrease the compensation and other protections described below for you during your service on the Board without your consent. Your continued service as a member of the Board and Chairman of the Finance and Audit Committee is, of course, subject to Delaware law and the rules applicable to all our outside directors with respect to continued service.

            The Board of Directors has adopted a Finance and Audit Committee Charter, which incorporates the new powers and duties for the Committee as required by the Sarbanes-Oxley Act. A copy of the Finance and Audit Committee Charter is attached hereto as Exhibit A. The Board and company assure you that you will have the resources and authority to carry out those important functions as you and the Committee consider appropriate, including hiring independent auditors and outside counsel to advise the Finance and Audit Committee.

            As a director, you will receive an annual retainer of $27,500, payable quarterly and prorated for the portion of the fourth quarter of the 2002 calendar year during which you serve, $2,000 per Board meeting you attend in person, and $500 per hour for telephonic Board
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Mr. Lowell Robinson
October 25, 2002
Page Two

meetings. In addition, for so long as you serve on the Finance and Audit Committee, you will receive $5,000 per year for service on the Finance and Audit Committee and, for so long as you serve as Finance and Audit Committee Chairman, $35,000 per year for such service. You will also participate in all equity incentive and other director compensation plans of the company on the same terms and conditions as are made available to all directors. The company will reimburse you for out-of-pocket expenses for service on the Board and the Audit Committee in accordance with its reimbursement policies applicable to all directors.

            As a director, you will be covered by the indemnification provisions in our Sixth Amended and Restated Certificate of Incorporation, as amended from time to time. In addition, the company is entering into an indemnification agreement with you, to provide you with contractual protections. As you know, the company is currently negotiating a renewal of its directors and officers liability insurance. We understand that your service is conditioned on the company's receiving and maintaining insurance that is at least comparable to that in effect now and that will remain in effect for at least six years after you leave the Board.

                                                 Sincerely,

                                                 /s/ H. Christopher Whittle
                                                 --------------------------
                                                 H. Christopher Whittle
                                                 Chief Executive Officer

Agreed:


/s/ Lowell W. Robinson
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Lowell W. Robinson